Exhibit 99.2

RESOLUTE ENERGY CORPORATION

ANNOUNCES CLOSING OF SALE OF ANETH FIELD

Denver, Colorado – November 6, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today the closing of the sale of its Aneth Field properties located in the Paradox Basin of Southeastern Utah to an affiliate of Elk Petroleum Limited (ASX: ELK). Under the terms of the definitive agreement Resolute is receiving cash consideration of $160 million, adjusted for normal closing purchase price adjustments, and will receive additional cash consideration of up to $35 million if oil prices exceed certain levels in the next three years. The transaction has an effective date of October 1, 2017.  The sale was accomplished through the sale of Resolute’s subsidiary which held the interests in Aneth Field, and the sale of certain other Aneth Field associated assets. This sale completes Resolute’s transformation into a pure-play Delaware Basin company.

The net proceeds received will be used to repay amounts currently outstanding under the Company’s revolving credit facility.  Also, as previously disclosed, in connection with the sale, the borrowing base under such facility has been reduced by $8.75 million to $210 million.

The Company also announced that, subject to final arrangements, Mr. James M. Piccone, the Company’s President will be joining Elk as the Chief Executive Officer of Elk Petroleum, Inc. and will be resigning from his position as an officer of the Company and its subsidiaries as of December 31, 2017.

Petrie Partners, LLC and Barclays Capital Inc. acted as financial advisors to Resolute on the Aneth Field sale transaction. Arnold & Porter Kaye Scholer LLP acted as legal advisor to Resolute on the transaction.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com

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